                                     SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                                       EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
  [ ]  Preliminary Proxy Statement
  [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
  [ ]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [X]  Soliciting Material under Rule 14a-12

                          DAL-TILE INTERNATIONAL INC.
                (Name of Registrant as specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X]  No fee required.
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:___________________
       (2) Aggregate number of securities tow which transaction applies:___________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ______________________________________________________________
       (4)  Proposed maximum aggregate value of transaction:
            ______________________________________________________________
       (5)  Total fee paid: __________________________________

  [ ]  Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount Previously Paid:_______________________________________
       (2)  Form, Schedule or Registration Statement No.:
            ______________________________________________________________
       (3)  Filing Party:
            ______________________________________________________________
       (4)  Date Filed:
            ______________________________________________________________
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        Set forth below is the text of a joint press release issued by Dal-Tile
International Inc. ("Dal-Tile") and Mohawk Industries, Inc. ("Mohawk") on November 19, 2001.


                                    #####


FOR RELEASE:     IMMEDIATELY

CONTACT:         MOHAWK INDUSTRIES, INC.
                 JOHN D. SWIFT, CHIEF FINANCIAL OFFICER
                 (706) 624-2247

                 DAL-TILE INTERNATIONAL INC.
                 CHRIS WELLBORN, CHIEF FINANCIAL OFFICER
                 (214) 309-4007

           MOHAWK INDUSTRIES, INC. AND DAL-TILE INTERNATIONAL INC.
                               ANNOUNCE MERGER

Calhoun, Georgia and Dallas, Texas, November 19, 2001 - Mohawk Industries, Inc. (NYSE: MHK) and Dal-Tile International Inc. (NYSE: DTL) today announced that they have entered into a definitive agreement for Mohawk to acquire Dal-Tile. Under the terms of the merger agreement, Dal-Tile stockholders will receive approximately 50% in cash and 50% in stock, comprised of $11.00 in cash and .2414 shares of Mohawk common stock for each outstanding share of Dal-Tile common stock. The merger agreement provides that the exchange ratio increase from .2414 up to .2716 if the Mohawk stock price is between $41.00 and $36.45 and decrease from .2414 to .2213 if the Mohawk stock price is between $50.12 and $54.67. Based on the closing price of Mohawk stock on November 19, 2001, Dal-Tile shareholders would receive equivalent value of $23.10 per share in cash and Mohawk stock. The transaction is valued at approximately $1.663 billion, including the repayment of approximately $261.7 million in Dal-Tile's debt.

The merger, which was unanimously approved by the boards of both companies, is subject to stockholder approval at each company, regulatory approvals and other customary closing conditions. The cash portion of the transaction will be financed through a combination of existing Mohawk credit facilities and new debt. The transaction is estimated to be completed in the first quarter of 2002.

Commenting on the proposed merger, Jeffrey S. Lorberbaum, President and Chief Executive Officer of Mohawk stated, "The Dal-Tile merger gives us the opportunity to expand our hard surface business and become a leader in the ceramic tile sector. With approximately $1 billion of annual sales through Dal-Tile's distribution channels of company-operated service centers, independent distributors and home center retailers, we will offer the most comprehensive line of ceramic tile and stone products in the industry. Their Daltile and American Olean brands are two of the most respected brands in the industry. The strong sales growth and operating margins of Dal-Tile over the last four years reflect the superior performance of the current operating management team. We look forward to bringing Dal-Tile into the Mohawk family

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and to the strategic growth opportunities this merger offers. We intend to nominate two persons designated by Dal-Tile to our board and plan to keep the Dal-Tile operating management team intact. The strengths of both companies are complementary and our strategies are consistent. Mohawk and Dal-Tile have the most recognized brand names in the carpet and tile industries, with an emphasis on low cost manufacturing, strong marketing programs and broad product lines. By working together to identify synergies, our two companies will be able to continue to increase shareholder value as one combined company. Although we do not expect to realize significant synergies in the first year after the acquisition, we will be laying the foundation for future opportunities through the integration in 2002 and anticipate slight accretion next year from this transaction before the impact of any synergies. Some of the opportunities we are most excited about include (1) leveraging customer relationships, (2) utilizing Dal-Tile's Mexican management team for increasing the sales of Mohawk products in Mexico as well as potential manufacturing in Mexico of Mohawk products, (3) leveraging the two companies' logistics and distribution systems and (4) identifying best practices for manufacturing systems and procedures at each company to improve both."

Jacques R. Sardas, Chief Executive Officer and Chairman of the Board of Dal-Tile stated, "Over the past four years we have achieved constant improvements in sales, earnings and cash flow. The proposed merger represents the ideal culmination of our efforts and the dedication of all our employees, as well as the support we received from our stockholders, customers, lenders and suppliers. The combined company will have the opportunity to create a formidable organization in the floor covering industry. The new organization will have the opportunity to access new and higher business horizons, which should provide an opportunity to expand sales growth, and improve earnings and cash flow. We are looking forward to the proposed merger and to becoming part of the Mohawk family. We are impressed by Mohawk's strong financial performance, their business acumen, leadership and professional management. The proposed merger will benefit Mohawk's and Dal-Tile's stockholders, customers and employees."

All of the directors and several of the executive officers of Dal-Tile, including Mr. Sardas, have agreed to support and to vote in favor of the transaction at the Dal-Tile stockholders' meeting. Aladdin Partners, L.P., a partnership controlled by Mr. Lorberbaum and his family, has agreed to support and to vote up to 9.9 million shares of Mohawk stock in favor of the transaction at the Mohawk stockholders' meeting. Wachovia Securities Corporation and Credit Suisse First Boston Corporation are acting as financial advisors and will provide fairness opinions regarding the transaction for Mohawk and Dal-Tile, respectively. Alston & Bird LLP and Vinson & Elkins LLP are acting as legal counsel for Mohawk and Dal-Tile, respectively.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, particularly those statements regarding the effects of the Dal-Tile acquisition, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions. For those statements, Mohawk and Dal-Tile claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relating to expectations about future results or events are based upon information available to Mohawk and Dal-Tile as of today's date, and the company does not assume any obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Mohawk or the combined company and actual results may vary materially from the results and expectations discussed. For instance, while Mohawk and Dal-Tile have entered into a definitive agreement, there is no assurance that the parties will complete the transaction. In the event the companies do not receive necessary government or stockholder approvals or fail to satisfy conditions to closing, the transaction will terminate. Additional risks and uncertainties related to the merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Dal-Tile into Mohawk's business, and each company's ability to compete in the highly competitive floorcovering industry. The revenues and earnings of Mohawk and the combined company and their ability to achieve their planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain. These factors include: (1) materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk and the combined company; (2) increased competition from other carpet, rug, ceramic tile and floorcovering manufacturers; (3) increased raw material prices; (4) the timing and level of capital expenditures; (5) the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time; (6) the successful introduction of new products;
(7) the successful rationalization of existing operations; and (8) other risks identified from time to time in Mohawk's and Dal-Tile's SEC reports and public announcements.

The proposed transaction will be submitted to Mohawk's and Dal-Tile's stockholders for their consideration, and Mohawk will file with the SEC a registration statement containing the joint proxy statement-prospectus to be used by Mohawk and Dal-Tile to solicit their respective stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Stockholders of Mohawk and Dal-Tile are urged to read the registration statement and the joint proxy statement-prospectus regarding the proposed transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement-prospectus included in the registration statement, as well as other filings containing information about Mohawk and Dal-Tile, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement-prospectus can also be obtained, without charge, by directing a request to: Mohawk, Jerry L. Melton, Mohawk Industries, Inc., P.O. Box 12069, Calhoun, Georgia 30701 (706-629-7721), or to Dal-Tile, Mark A. Solls, Dal-Tile International, Inc., P.O. Box 170130, Dallas, Texas 75217 (214-398-1411).

Mohawk and Dal-Tile and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mohawk and Dal-Tile in connection with the merger. Information regarding those participants is included in the proxy statements for the Mohawk and Dal-Tile annual stockholders' meetings for 2001, which are available at the SEC's website. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement-prospectus regarding the proposed transaction when it becomes available.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial," "World" and "Wunda Weve." Mohawk offers a broad line of washable accent and bath rugs branded by Karastan, Aladdin, Newmark & James and American Rug Craftsmen and decorative throw blankets, placemats, pillows and chair pads branded by American Weavers. Mohawk also offers a complete laminate product line and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and commercial dealers.

Dal-Tile is the largest manufacturer, distributor and marketer of ceramic tile in the United States, and one of the largest in the world. Headquartered in Dallas, Texas, the Company has approximately 8,000 employees at its facilities in North America. Dal-Tile sells its products, marketed under the brand name Daltile(R) and American Olean(R) through a network of Company-operated sales centers, independent distributors and leading retail home centers nationwide. Dal-Tile common stock is traded on the New York Stock Exchange under the symbol DTL. Additional information on the company and its products is available on the Worldwide Web at http://www.daltile.com.

                                    #####

--------------------------------------------------------------------------------

          THERE WILL BE A CONFERENCE CALL TUESDAY, NOVEMBER 20, 2001
                          AT 12:00 PM EASTERN TIME.
               THE TELEPHONE NUMBER TO CALL IS 1-800-603-9255.

--------------------------------------------------------------------------------

                                    #####

        Set forth below is the text of email correspondence distributed to Dal-Tile employees on November 20, 2001.

                                    #####

Dal-Tile

Date:   November 20, 2001
To:     Dal-Tile Associates
From:   Jack Sardas


Re:     Merger with Mohawk Industries

     Today, we announced that Dal-Tile and Mohawk Industries entered into an agreement for Dal-Tile to merge with Mohawk. The agreement has been approved by the Board of Directors of both companies and is subject to approval by the shareholders of both companies, regulatory approvals and other customary closing conditions. The transaction is expected to be completed in the first quarter of 2002. I have attached a copy of the joint press release which explains the transaction in great detail.

     Mohawk Industries is one of the largest floor covering manufacturers and distributors in the United States with sales of over $3 billion in the year 2000. They currently are active in all areas of floor covering including carpet, vinyl, hardwood, laminate floors and ceramic tile.

     We have the opportunity to continue to improve all areas of our business as we strive to be "the best of the best". Our relationship with Mohawk will strengthen Dal-Tile by forming an even stronger organization and will provide new opportunities for our associates. I have spent time with the Mohawk executives and I am very impressed with their business acumen, their leadership and their professional management.

     We are very excited about the opportunities this merger will bring to our associates, customers, suppliers and our shareholders. As the ceramic tile industry has grown, it has become more and more competitive. Commercial and residential consumers have become much more educated, selective and demanding in their ceramic tile needs, with expectations for improved product and service offering growing each year. As I have stated in the past, we must continue to change and improve in all areas to remain the leader in the ceramic tile industry. Our merger with Mohawk will provide us the opportunity to provide our customers with a more complete package of exciting products and services.

     I want to take a moment to thank each of you for your hard work and dedication in helping our company to achieve the success we have achieved. We are known throughout our industry as the leader in providing the products and services that our customers want. You have consistently shown that you have the best interests of our company and our shareholders in your minds at all times. I am proud of where we have come and I am even more excited about our future.

     As with any major organizational change, many of you will have questions. We will communicate with you to provide the most timely and helpful information as our partnership with Mohawk evolves. Thank you for your continued hard work and focus during this period.

JS/bs

Attachment

                                    #####

        Dal-Tile, Mohawk and Maverick Merger Sub Inc. have entered into a definitive merger agreement dated November 19, 2001 (the "Merger Agreement"). The Merger Agreement is filed as Exhibit 2.1 to Dal-Tile's Current Report on Form 8-K dated November 19, 2001 and incorporated herein by reference.

        The foregoing materials contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 particularly those statements regarding the effects of the proposed merger, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions. For those statements, Dal-Tile claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relating to expectations about future results or events are based upon information available to Dal-Tile as of today's date, and the company does not assume any obligations to update any of these statements. The forward-looking statements are not guarantees of the future performance of Dal-Tile or the combined company and actual results may vary materially from the results and expectations discussed. For instance, while Dal-Tile and Mohawk have entered into a definitive agreement, there is no assurance that the parties will complete the transaction. In the event the companies do not receive necessary government or stockholder approvals or fail to satisfy conditions to closing, the transaction will terminate. Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Dal-Tile into Mohawk's business, and each company's ability to compete in the highly competitive floor covering industry. The revenues and earnings of Dal-Tile and the combined company and their ability to achieve their planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain. These factors include: (1) materially adverse changes in economic conditions generally in the carpet, rug and floor covering markets served by Dal-Tile and Mohawk and the combined company; (2) increased competition from other carpet, rug, ceramic tile and floor covering manufacturers; (3) increased raw material prices; (4) the timing and level of capital expenditures; (5) the successful integration of the companies including the challenges inherent in diverting Dal-Tile's management attention and resources from other strategic matters and from operational matters for an extended period of time; (6) the successful introduction of new products; (7) the successful rationalization of existing operations; and (8) other risks identified from time to time in Dal-Tile's and Mohawk's SEC reports and public announcements.

        THE PROPOSED TRANSACTION WILL BE SUBMITTED TO DAL-TILE'S AND MOHAWK'S STOCKHOLDERS FOR THEIR CONSIDERATION, AND MOHAWK WILL FILE WITH THE SEC A REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT-PROSPECTUS TO BE USED BY MOHAWK AND DAL-TILE TO SOLICIT THEIR RESPECTIVE STOCKHOLDERS' APPROVAL OF THE PROPOSED TRANSACTION, AS WELL AS OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED TRANSACTION. YOU ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the joint proxy statement-prospectus included in the registration statement, as well as other filings containing information about Dal-Tile and Mohawk, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement-prospectus can also be obtained, without charge, by directing a request to: Dal-Tile, Mark A. Solls, Dal-Tile International Inc., P.O. Box 170130, Dallas, Texas 75217 (214-398-1411), or to Mohawk, Jerry L. Melton, Mohawk Industries, Inc., P.O. Box 12069, Calhoun, Georgia 30701 (706-629-7721).

        DAL-TILE AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF DAL-TILE IN CONNECTION WITH THE MERGER. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF THOSE PARTICIPANTS MAY BE OBTAINED BY READING DAL-TILE'S DEFINITIVE PROXY STATEMENT DATED MARCH 31, 2001 IN CONNECTION WITH DAL-TILE'S ANNUAL MEETING OF STOCKHOLDERS HELD ON APRIL 26, 2001 AND BY READING THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE.